EXHIBIT 99.2

[For Use in Quarterly Employee Meetings-For Altera Internal Use Only] Option Exchange Program Objectives Replace Underwater Options Balance Interest Of Shareholders And Employees Avoid Charges To Earnings

Repricing - The "Old" Days Used To Be That Companies Could Reprice Options........... Without Shareholder Approval Without Creating Unreasonable Shareholder ill Will Without Creating An Accounting Expense Situation Changed By Late 1990's ISS Began To Recommend "Against" Votes For New Shares Unless Plan Prohibited Repricing Other Large Shareholders Independently Adopted Same Position

Repricing - Today In Response: Altera Board Passed Resolution Prohibiting Repricing Without Shareholder Approval In October 2000 Accountants Have Changed Interpretation Of The Rules Traditional Option Repricings Now Trigger "Variable Accounting" Variable Accounting = Large, Ongoing, And Unpredictable Charges To Earnings

Important To Shareholders Establish A "Value Neutral" Exchange An Option (Even Underwater) Has Value A Smaller Number Of Lower Priced Options Will Have An Equivalent Value Altera Used Outside Experts To Calculate The Equivalent Number Of Replacement Options (Exchange Ratios) Determination Of Final Exchange Ratio On May 23

Important to Shareholders (con't.) Other Considerations: No Immediate Vesting Only Options With Exercise Price ^ 150% Of Fair Market Value Are Eligible Exclude Executive Officers (Top 6) And Board

How to Avoid Variable Accounting Receive Replacement Options At Least 6 Months After Canceling Previous Ones No New Options 6 Months Before Offering Period Begins (Or Surrender Those, Too) No More Options During 6 Months After Offering Period Ends Leads To: "6 Month + 1 Day" Plans: Altera, Agilent, AMD, Adobe, And Many Others

Other Key Information Subject To May 6 Shareholder Approval Determination Of Final Exchange Ratio On May 23 Offering Period Will Likely Begin In Early June And End In Early July Participation Is Voluntary: Employees May Choose Options To Be Replaced Monthly Vesting, 6 Month Waiting Period Additional Materials Describing Program Available In Early June

Final Cautionary Thoughts Individual Decision Employee Assumes Market Risk Must Be Employed On Date Replacement Option Granted Further Information Available When Exchange Offer Made We will file with the SEC a tender offer statement and other materials relating to the option exchange program upon receiving stockholder approval. You should read these materials carefully when they become available because they contain important information. We will provide these materials to you free of charge upon request and you may obtain them free of charge from the SEC's website at www.sec.gov when they are available.